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                                                                    EXHIBIT 99.1


                                     ONEIDA

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                                  NEWS RELEASE
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INVESTOR RELATIONS CONTACTS:                    PRESS CONTACTS:
Andrew G. Church, Chief Financial Officer       Wilber D. Allen, Corporate Public Relations
Oneida Ltd.  (315) 361-3000                     Oneida Ltd. (315) 361-3000
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FOR IMMEDIATE RELEASE
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               ONEIDA COMPLETES SALE OF SHERRILL FLATWARE FACTORY;
                 PLANT TO OPERATE AS SHERRILL MANUFACTURING INC.

ONEIDA, NY- March 22, 2005 - Oneida Ltd. (OTC:ONEI) today announced that it has completed its sale of certain assets of its main flatware factory in Sherrill, New York to Sherrill Manufacturing Inc. of Sherrill, New York. Oneida initially announced an agreement to sell these assets to Sherrill Manufacturing Inc. on February 15, 2005.

The sale includes the main factory buildings, associated equipment and certain materials and supplies. The "Oneida" name and all other Oneida product trade names and designs will remain the property of Oneida. The sale does not include the Oneida warehouse in Sherrill, which Oneida will continue to operate for the foreseeable future, or Oneida's knife plant facility in Sherrill, for which the Company is presently seeking a buyer.

As was previously announced, the Sherrill Manufacturing Inc. will operate the Sherrill factory as an independent supplier to Oneida Ltd., providing the Company with flatware products, and providing various value added services, such as plating and packaging management, to Oneida Ltd. and other non-tableware entities. Sherrill Manufacturing Inc. is headed by Mathew Roberts, who previously was Oneida's Vice President of Manufacturing and Engineering and Gregory Owens who previously was General Manager of Oneida's Toluca, Mexico flatware factory.

"With the completion of the Sherrill factory closing and sale, we have finalized a significant component of our restructuring plan," said Peter J. Kallet, Oneida Chairman and Chief Executive Officer. "We wish all the best to Sherrill Manufacturing in their operations, and we look forward to working with them as one of our key suppliers and service providers."

Mr. Roberts of Sherrill Manufacturing said "We would like to express our thanks to the State of New York, the Empire State Development Corporation, Mohawk Valley EDGE and the other state and local government leaders and agencies whose assistance helped make this transaction possible." Mr. Owens added that "Sherrill Manufacturing is pleased to be in a position to create a new organization, based on niche opportunities, which will create much needed employment in the manufacturing sector and provide our customers with value in areas where overseas suppliers are limited by their lack of proximity to the marketplace."

Oneida Ltd. is a leading source of flatware, dinnerware, crystal, glassware and metal serveware for both the consumer and foodservice industries worldwide.





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Forward Looking Information

With the exception of historical data, the information contained in this Press Release, as well as those other documents incorporated by reference herein, may constitute forward-looking statements, within the meaning of the Federal securities laws, including but not limited to the Private Securities Litigation Reform Act of 1995. As such, the Company cautions readers that changes in certain factors could affect the Company's future results and could cause the Company's future consolidated results to differ materially from those expressed or implied herein. Such factors include, but are not limited to: changes in national or international political conditions; civil unrest, war or terrorist attacks; general economic conditions in the Company's own markets and related markets; difficulties or delays in the development, production and marketing of new products; the impact of competitive products and pricing; certain assumptions related to consumer purchasing patterns; significant increases in interest rates or the level of the Company's indebtedness; inability of the Company to maintain sufficient levels of liquidity; failure of the Company to obtain needed waivers and/or amendments relative to its financing agreements; foreign currency fluctuations; major slowdowns in the retail, travel or entertainment industries; the loss of several of the Company's key executives, major customers or suppliers; underutilization of or negative variances at some or all of the Company's plants and factories; the Company's failure to achieve the savings and profit goals of any planned restructuring or reorganization programs; international health epidemics such as the SARS outbreak; the impact of changes in accounting standards; potential legal proceedings; changes in pension and medical benefit costs; and the amount and rate of growth of the Company's selling, general and administrative expenses.